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                                                                   Exhibit 10(p)

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of February 16, 2000, by and between Lennar Corporation, a Delaware corporation (the "Company"), and Robert J. Strudler (the "Executive").

         WHEREAS, the Company wishes to employ the Executive and the Executive is willing to serve in the employ of the Company for the period and upon the terms and conditions specified herein.

         NOW, THEREFORE, in consideration of the mutual promises set forth below, the Company and the Executive agree as follows:

1. Effectiveness. This Agreement shall be effective, and the Company shall employ the Executive, and the Executive shall be employed by the Company, as of the Effective Time (the "Effective Time"), as such term is defined in the Merger Agreement among the Company, LEN Acquisition Corporation and U.S. Home Corporation, dated as of February 16, 2000 (the "Merger Agreement"). If the Effective Time does not occur, this Agreement shall be null and void and of no effect.
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2. Employment and Duties. The Executive shall be employed by the Company as
Co-Chief Operating Officer in Houston, Texas and Vice-Chairman of the Company's board of directors (the "Board") for the term of this Agreement. The Executive shall have such duties, responsibilities and authority as may from time to time be assigned by the Company's Chief Executive Officer and the Board that are consistent with and normally associated with such position. The Executive shall report only to the Company's Chief Executive Officer. In these capacities, the Executive shall devote substantially all of his business time and energies to the business of the Company and shall perform such services as shall from time to time be assigned to him, provided that the Executive may serve as a director or officer of any trade association, civic, educational, religious or charitable organization he deems appropriate, to the extent that such efforts do not interfere with his duties hereunder to any material extent. Until the Company's 2003 Annual Meeting of Stockholders or until termination of the Employment Term, if earlier, the Company shall nominate the Executive for election to the Board and shall use its best efforts to cause Executive to be elected as a member of the Board, and to be appointed Vice-Chairman thereof.

3. Term. Except as otherwise provided herein, the term of the Executive's employment hereunder shall begin on the Effective Time (the "Commencement Date") and shall continue until the third anniversary thereof (the "Employment Term"), unless earlier terminated pursuant to the terms hereof.

4. Compensation and Benefits.

(a) As an inducement to enter into this Agreement and for other good and valuable consideration, the Executive shall be entitled to receive a cash payment of $10,000,000. Such payment shall be made at the Effective Time, unless the Executive and the Company agree to a different method and/or timing of payment prior to the Effective Time.

(b) Annual Compensation. During each calendar year of the Employment Term, the Company shall pay the Executive: (i) a base salary (the "Base Salary") at a rate of at least $800,000 per year, payable in accordance with the Company's normal payroll practices, but no
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less often than monthly, and (ii) a cash bonus (the "Bonus") of $1,200,000 with respect to calendar year 2000, and of at least $1,000,000 with respect to each of 2001 and 2002. Notwithstanding the foregoing, the Executive's Base Salary and Bonus shall be subject to review by the Board each year and may be increased (but not decreased) at any time. If Base Salary is increased at any time, in any subsequent year Base Salary shall be the increased amount. Any Bonus shall be payable as promptly as practicable after the end of the period for which it is being paid, but in any event by April 15th of the following year.

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(c) Stock Options. As of the Effective Time, the Executive shall be granted an option (the "Option") to purchase 100,000 shares of the Company's common stock (the "Common Stock") at the closing price per share of the Common Stock on such date. Such Option shall be granted under a Company stock option plan, and shall be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code") to the extent permitted by Section 422(d) of the Code; to the extent not permitted by Section 422(d), the remaining portion of the Option shall be a nonqualified stock option. The Option shall vest and become exercisable at the rate of 33 1/3% per year, beginning on the first anniversary of the Commencement Date, and, except as otherwise provided herein, shall remain exercisable for ninety (90) days following the Executive's termination of employment for any reason (other than for Cause, in which event the Option shall terminate on the termination of employment date) or, if less, the remaining term of the Option. The Option shall have a term of five (5) years from the date on which it is granted.
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(d) Retirement Benefit. The Company acknowledges (a) that, under all circumstances (including, but not limited to, termination for Cause hereunder), the Executive is entitled to the retirement benefit described in his employment agreement with U.S. Home Corporation as in effect as of the day immediately preceding the date hereof (the "USH Employment Agreement"), provided that, after the Effective Time, such benefit shall be calculated on the basis of a Base Salary of $800,000, per annum, (b) the existence of a trust fund created pursuant to a Trust Agreement, dated as of December 18, 1986 between U.S. Home Corporation, as grantor, and William E. Reichard, as successor trustee (the "1986 Trust") and certain annuity contracts purchased pursuant thereto, and (c) that it consents to an additional contribution by U.S. Home Corporation or the Company to the 1986 Trust at or prior to the Effective Time sufficient to provide the full retirement benefit payable to the Executive under such prior employment agreement and hereunder, provided that such amount shall not exceed $1,000,000 in the aggregate. The Company and the Executive agree that the retirement benefit will be payable in all cases in the first instance from the 1986 Trust.

(e) Transportation. For the Employment Term, the Executive shall be entitled to the use of a bus for business travel, and the Company shall make available for such travel either the bus used by the Executive immediately prior to the Effective Time or a new bus comparable to such bus and acceptable to the Executive at the Effective Time and through the end of the Employment Term. The Company shall be responsible for all costs of operating and maintaining such bus, and shall do so in a manner that is at least consistent with and comparable to the manner in which it was maintained immediately prior to the Effective Time. The Company agrees that the Executive shall be entitled to a driver at all times and agrees to employ the Executive's current driver if the Effective Time occurs; in the event such individual does not accept employment with the Company or terminates employment during the Employment Term, the Company shall immediately make available another driver acceptable to the Executive.
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(f) Expense Reimbursement. The Company shall promptly pay, or reimburse the
Executive for, all ordinary and necessary business expenses incurred by him in the performance of his duties hereunder, provided that the Executive properly accounts for them in accordance with Company policy.

(g) Other Benefit Plans, Fringe Benefits, and Vacations. Effective as of the Effective Time, the Executive shall, upon satisfying the eligibility requirements therefor (which shall be waived in the case of plans, policies and arrangements which are not tax-qualified), immediately become a participant in each of the Company's present employee benefit plans, policies or arrangements in which the Company's senior executive officers of similar status ("Executive Officers") participate (or, if the terms are more favorable, in the medical plans in which the Executive participated immediately prior to the Effective
Time). The Executive shall be granted full credit for his service with U.S. Home Corporation immediately prior to the Effective Time with respect to all such present plans, policies and arrangements, to the extent consistent with all applicable tax-qualification requirements (without the need to provide any benefits or other improved provisions to any other employee), and any such plans, policies or arrangements that the Company may maintain or establish during the Employment Term and receive all fringe benefits and vacations for which his position makes him eligible in accordance with the Company's usual policies and the terms and provisions of such plans, policies or arrangements. The Company shall not terminate or change, in such a way as to adversely affect the Executive's rights or reduce his benefits (unless any such decrease is required by law to maintain tax-qualified status, or is generally applicable to employees eligible to participate in any such plan, policy or arrangement), any employee benefit plan, policy or arrangement in effect as of the date hereof or which may hereafter be established and in which the Executive is eligible to participate.

(h) Continued Medical Coverage. From and after the last day of the Employment Term, the Executive, his spouse and eligible dependents shall be entitled to participate in each of
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the Company's employee benefit plans, policies or arrangements which provide medical coverage and similar benefits to the Company's Executive Officers (the "Company Medical Plan") on the same basis as the Company's other Executive Officers until the last day of the month on which the Executive becomes eligible for Medicare or other applicable law, provided that, if such coverage may be obtained through a medical plan maintained by U.S. Home Corporation, the Executive may determine that such coverage should be obtained (and the Company or U.S. Home Corporation shall bear the expense of such additional coverage, up to $5,000 per year). The Executive will pay to the Company the premium charged the Company for such coverage by the time the Company is required to make payment or such premium, or through any arrangement mutually acceptable to the Company and the Executive. If continued coverage under the Company's Medical Plan is not possible under the terms of any insurance policy or applicable law following the Employment Term, the Company will use its best efforts to provide the Executive with coverage equivalent to that provided to the Company's other Executive Officers under an insurance policy or arrangement acceptable to the Executive, and the Executive shall reimburse the Company for the cost of such coverage. With respect to any type of benefit covered by this Section 4(h), such benefit shall not be required to be provided if the Executive obtains subsequent employment (including acting as an independent contractor) and such type of benefit is made available in connection therewith.

(i) Office Space. For a period of three (3) years from the end of the Employment Term or, if earlier, the date of the Executive's termination of employment for any reason other than Cause, Total Disability or death, the Company shall provide the Executive with (i) an office (at a location at which the Company then maintains offices) that is comparable in size and stature to the office he maintained at the Commencement Date, and (ii) a full-time secretary. The cost of such office and secretary shall be borne entirely by the Company.

(j) Deferred Compensation. The Executive has deferred certain amounts (the "Deferred Compensation") while employed in his prior position in order that the payment of
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such amounts would not be nondeductible under Section 162(m) of the Code by his prior employer. The Deferred Compensation shall continue to be so deferred until such time as its payment will not result in such a loss of deduction by the Company, which determination may be evidenced by an opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP or other law firm reasonably acceptable to the Company. Upon the receipt and acceptance of such opinion, the Company shall pay the Executive the amount of such Deferred Compensation in a single lump sum in cash as promptly as possible (but in no event more than thirty (30) days after receipt of the opinion).

5. Termination.

(a) Compensation and Benefits. Upon termination of the Executive's employment, in addition to any other benefits he or his estate, as applicable, shall be entitled to receive hereunder (i) any Base Salary or other benefit that has accrued but not been paid up to the date of his termination of employment or for the period required by law, (ii) unless such termination is for Cause, or is by the Executive other than for Good Reason, a pro rata portion of the Bonus payable with respect to the calendar year of termination, determined by multiplying the Bonus for such year as set forth in Section 4(b) hereof by a fraction, the numerator of which is the number of calendar days in such year up to the termination of employment date and the denominator of which is 365, (iii) a lump sum in cash for any accrued but unpaid vacation days, and (iv) any unpaid expense reimbursements. In addition, in the event of the Executive's death during the Employment Term, his estate or beneficiary shall be entitled to exercise any then exercisable Option until the earlier of twelve (12) months following his date of death or the end of the Option term. The provisions of
Section 4 expressly applicable after termination of employment and the provisions of this Section 5 shall be the Executive's exclusive rights hereunder in the event of termination.

(b) Termination on Death and Disability.
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(i) The Executive's employment hereunder shall terminate upon his death or upon a finding that he has become Totally Disabled. For purposes of this Agreement, the Executive shall be "Totally Disabled" if he is physically or mentally incapacitated so as to render him incapable of performing his usual and customary duties hereunder for a period of six (6) consecutive months or for shorter periods aggregating six (6) months in any period of twelve (12) consecutive months. The Executive's receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purposes of this Agreement, provided, however, that in the absence of such Social Security benefits, Total Disability shall be evidenced by the written determination of a physician, licensed in the State of Texas, mutually selected by the Board and the Executive.

(ii) In the event that the Executive is Totally Disabled or dies before his retirement benefit pursuant to Section 4(d) hereof has commenced to be distributed (whether or not he is in the employ of the Company at the time he dies or is so Totally Disabled), such retirement benefit shall commence to be distributed to him or his designated beneficiary to the extent and in the manner provided under the terms of the Executive's USH Employment Agreement and/or the other documents governing the payment of such retirement benefit as in effect on the day before the date hereof.

(iii) In the event of the Executive's death (while Totally Disabled or otherwise) after his retirement benefit has commenced to be distributed pursuant to Section 4(d) hereof or subparagraph (ii) above, as applicable, the retirement benefit shall be paid to his designated beneficiary to the extent and in the manner provided under the terms of the Executive's USH Employment Agreement and/or the other documents governing the payment of such retirement benefit as in effect on the day before the date hereof.

(c) Termination For Cause. The Executive's employment hereunder may be terminated for Cause. For purposes of this Agreement, the term "Cause" shall mean (i) the Executive's continuing willful failure to perform his duties hereunder (other than as a result of
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total or partial incapacity due to physical or mental illness), (ii) the
Executive's gross negligence or gross malfeasance by the Executive in the performance of his duties hereunder, (iii) an act or acts on the Executive's part constituting fraud, theft or embezzlement or act that otherwise constitutes a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by the Executive at the expense of the Company, or conviction of any felony or crime of moral turpitude, (iv) breach of the provisions of Section 6(b) hereof or (v) any other material breach of this Agreement. In any case described in this section, the Executive shall be given written notice of the alleged breach in accordance with Section 8(b) hereof, and, in the case of clauses (i), (ii) and (v) above, the Executive shall have thirty (30) days from the date of receipt of such notice to cure such breach. Such notice shall set forth in detail the reason or reasons for such termination, including any act or failure to act that is the basis for the decision to terminate the Executive. Within thirty (30) days after the aforesaid notice, the Executive shall be given an opportunity to make a presentation to the Board (accompanied by counsel or other representative if so desired) at a meeting of the Board. Following such meeting, the Board shall determine whether to terminate the Executive for "Cause" and shall notify the Executive of its determination.

(d) Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, the term "Good Reason" shall mean and be deemed to exist if, without the Executive's prior written consent, (i) the Executive is assigned duties or responsibilities that are inconsistent with the scope of the duties or responsibilities associated with his titles or position as set forth in this Agreement (or which he may receive during the Employment
Term), (ii) the Executive's duties or responsibilities are significantly reduced, (iii) the Executive is assigned to report to anyone other than the Company's Chief Executive Officer or the Board, (iv) the Company fails to perform any material term or provision of this Agreement, (v) benefits to which the Executive is entitled under the Company's benefit plans are decreased, unless such decrease is required by law to maintain tax-qualified status, or is
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applicable to all employees of the Company eligible to participate in any plan so affected, (vi) the Executive's office location is relocated to one that is more than 10 miles from the location at which the Executive was based immediately prior to the relocation, (vii) the Executive's title, as of the Commencement Date, is adversely changed, (viii) the Company fails to obtain a full assumption of this Agreement by a successor entity in accordance with
Section 8(e) hereof, or (ix) the Executive is not elected (prior to the Effective Time) or reelected to the Board and/or is not appointed Vice-Chairman thereof, or is forced to resign therefrom or from such title for any reason not constituting Cause. The Executive shall provide the Company with written notice of the alleged breach in accordance with Section 8(b) hereof and, in the case of clauses (i), (ii), (iv), (v) and (viii) above, the Company shall have thirty
(30) days from the date of receipt of such notice to cure such breach. Such notice shall set forth in detail the reason or reasons for his termination, including any act or failure to act that is the basis for his decision to terminate for Good Reason.
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(e) Termination for Good Reason or Without Cause. If the Executive's employment hereunder is terminated without Cause or the Executive terminates for Good Reason, as soon as practicable (but not later than 30 days) after such termination, (i) he shall receive a lump sum cash payment equal to the sum of an amount equal to his highest monthly Base Salary ($66,666 per month for the first year hereof) and one-twelfth (1/12) of the Bonus paid in the preceding calendar year (or $100,000 per month if termination occurs in the first year hereof) multiplied by the number of full or partial months remaining in the Employment Term, and (ii) any Option held by the Executive shall become immediately exercisable and shall remain exercisable until the earlier of the end of the Option term or three (3) months following the date of the Executive's termination. In addition to the foregoing benefits, if the Executive is terminated without Cause or he terminates for Good Reason, he shall continue to be entitled to reimbursement for expenses and other benefits following termination of employment, in the amounts and in the manner set forth in Sections 4(f) and 4(g) hereof.

(f) Termination Following a Change in Control.

(i) In the event the Executive's employment terminates for any reason other than death, Total Disability or Cause prior to the first anniversary of a Change in Control of the Company, he shall be entitled to a lump sum cash payment within ten (10) days of his termination of employment in an amount equal to the remaining Base Salary and Bonus he would have been paid hereunder for the remainder of the Employment Term. In addition, Section 6(b) hereof shall not be applicable to the Executive from and after the date of his termination of employment.

(ii) For purposes of this Agreement, a Change in Control shall mean the happening of any of the following:

(1) any "person," as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company or any subsidiary of the Company, or any trustee or other fiduciary holding securities under an
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employee benefit plan of the Company or any subsidiary) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities;

(2) during any period of two consecutive years beginning on or after the Commencement Date, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3) or (4)) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least one-half (1/2) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (unless the approval of the election or nomination for election of such new directors was in connection with an actual or threatened election or proxy contest), cease for any reason to constitute at least a majority thereof;

(3) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined above in clause (1)) acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; or
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(4) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets or any transaction having a similar effect. (5)Notwithstanding the foregoing, no transfer of a security to a "Permitted Holder" shall give rise to, or otherwise be taken into account for purposes of determining whether there has occurred, a Change in Control. For these purposes, a "Permitted Holder" shall mean any holder of the Company's Class B Common Stock as of the Effective Time and any permitted transferee of the Company's Class B Common Stock under the terms of the Company's Certificate of Incorporation, as it exists as of the Effective Time.

(g) No Mitigation, No Offset. In the event of any termination of the Executive's employment under this Section 5, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration the Executive may obtain from any subsequent employment. Any amounts due under this Section 5 are in the nature of liquidated damages, and not in the nature of a penalty.

6. Covenants.

(a) Confidentiality. The Executive acknowledges that he has acquired and will acquire confidential information respecting the business of the Company. Accordingly, the Executive agrees that, without the written consent of the Company as authorized by the Board, he will not, at any time, willfully disclose any such confidential information to any unauthorized third party. For this purpose, information shall be considered confidential only if such information is uniquely proprietary to the Company and has not been made publicly available prior to its disclosure by the Executive.

(b) Competitive Activity. Until the end of the Employment Term, the Executive shall not, without the consent of the Board, directly or indirectly, knowingly engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or
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otherwise), with or without compensation, any business which (i) is in competition with any line of business that U.S. Home Corporation or any of its affiliates or subsidiaries conducted immediately prior to the Effective Time, or
(ii) shall hire any person who was employed by the Company or any of its affiliates or subsidiaries within the six-month period preceding such hiring, except for any employee whose annual rate of compensation is not in excess of $55,000. Nothing herein, however, shall prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business.
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(c) Remedy for Breach. The Executive acknowledges that the provisions of this
Section 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from any actual or threatened breach of such covenants.

7. Change in Control Payments
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(a) Gross-Up Payment. Notwithstanding anything herein to the contrary, in the event that any payments to the Executive pursuant to this Agreement or under any other agreement, plan or arrangement of the Company (the "Change in Control Payments") become subject to the tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Executive at the time specified below, an additional cash amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax on the Change in Control Payments and any federal, state and local income tax and Excise Tax upon the payment provided by this paragraph, shall be equal to the Change in Control Payments. For purposes of determining whether any of the Change in Control Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or U.S. Home Corporation shall be treated as "parachute payments" within the meaning of
Section 280G of the Code, and all "excess parachute payments" within the meaning of such Section 280G shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G of the Code, and (b) the value of any non-cash benefits or any deferred payment or benefits shall be determined by such independent auditors in accordance with the principles of Section 280G of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of his residence on the date of his termination of employment net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b) Overpayment of Gross-Up Payment. In the event that the Company furnishes the Executive with a written opinion of its independent accountants (reasonably satisfactory to the Executive) that the Excise Tax due has been subsequently determined to be less than the amount taken into account hereunder at the time a Gross-Up Payment was paid, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, if any portion of the Gross-Up Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof shall not be required until an actual refund or credit of such portion has been made to or obtained by the Executive from such tax authority, and any interest payable to the Company shall not exceed the interest received or credited to the Executive by any such tax authority. The Executive shall be fully indemnified by the Company for any out-of-pocket costs, expenses or fees attributable to the filing of any refund or other claim.

(c) Underpayment of Gross-Up Payment. In the event the Executive notifies the Company that the Excise Tax has been determined (by the Internal Revenue
Service) to exceed the amount taken into account hereunder at the time a Gross-Up Payment was made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess Excise Tax (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.
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(d) Timing of Payment. Any Gross-Up Payment shall be paid to or on behalf of the
Executive not later than ten (10) business days following the payment of any Change in Control Payments which are subject to Section 4999 of the Code.

8. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that State.

(b) Notices. Any notice, consent or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by United States registered or certified mail, return receipt requested, to the parties at the following addresses or at such other address as a party may specify by notice to the other.

                           To the Executive:

                           11110 Greenbay
                           Houston, Texas 77024

                           with a copy to:

                           Kaye, Scholer, Fierman, Hays & Handler, LLP
                           425 Park Avenue
                           New York, New York 10022
                           Attention:  Stephen C. Koval, Esq.

                           To the Company:

                           Lennar Corporation
                           700 Northwest 107th Avenue
                           Miami, Florida 33172
                           Attention:  Chief Financial Officer
                                       General Counsel

                           with a copy to:

                           Clifford Chance Rogers & Wells LLP
                           200 Park Avenue
                           New York, New York 10166

                           Attention: David W. Bernstein, Esq.

(c) Entire Agreement; Amendment. This Agreement shall supersede any and all existing agreements between the Executive and the Company or any of its affiliates or subsidiaries relating to the terms of his employment; provided however, that, this Agreement shall not supersede, or adversely impair in any way the right of the Executive and his designated beneficiary to receive the retirement benefit as described in his USH Employment Agreement and/or the other documents governing the payment of such retirement benefit as in effect on the day before the date hereof. It may not be amended except by a written agreement signed by both parties.

(d) Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) Assignment. Except as otherwise provided in this paragraph, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by the Executive, and shall be assignable by the Company only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to which the Company may sell all or substantially all of its assets, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation or sale.

(f) Litigation Costs. In the event that the Executive shall successfully prosecute a judicial proceeding to enforce any provision of this Agreement, in addition to any other relief awarded the Executive by the court in such action, the parties agree that the judgment rendered shall award the Executive all of his attorneys' fees, disbursements and other costs incurred by the Executive in prosecuting such suit.

(g) Separability. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(h) Employment. The Company agrees that it shall employ Seth Strudler upon the Effective Time on at least the same terms and conditions as he was employed at U.S. Home Corporation immediately prior to the Effective Time, and shall continue to employ Seth Strudler in at the same position at least so long as the Executive is employed by the Company. The Company further agrees that Seth Strudler shall report to the Executive, or such other person as the Executive shall direct.

(i) Arbitration. Any and all disputes or controversies arising out of or relating to this Agreement, other than injunctive relief pursuant to Section 6(c), shall be resolved by arbitration at the American Arbitration Association at its Houston, Texas offices before a panel of three arbitrators under the then existing rules and regulations of the American Arbitration Association. The parties agree that in any such arbitration, the arbitrators shall not have the power to reform or modify this Agreement in any way and to that extent their powers are so limited. The determination of the arbitrators shall be final and binding on the parties hereto and judgment on it may be entered in any court of competent jurisdiction. In the event Executive prevails in such proceedings, as determined by the arbitrators, the Company shall reimburse Executive for all expenses incurred by Executive in connection with such proceeding or any other proceeding in which Executive prevails in contesting or defending any claim or controversy arising out of or relating to this Agreement. All such amounts shall be paid promptly, but in any event within ten (10) business days after Executive provides the Company with a statement of such amounts to be recovered. In the event Executive does not prevail in such proceedings, as determined by the arbitrators, each party hereto shall be responsible for their own expenses (including, without limitation, legal fees and expenses) incurred in connection with such proceedings.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as evidence of their adoption this ____ of _______, 2000.

                                          LENNAR CORPORATION

                                          By:
                                             ----------------------------------
                                          Name:

                                          Title:

                                          EXECUTIVE

                                          -------------------------------------
                                          Name:  Robert J. Strudler